UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 2, 2010

AMERICAS WIND ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-50861
(Commission File Number)

20-0177856
(IRS Employer Identification No.)

24 Palace Arch Drive, Toronto, Ontario M9A 2S1 Canada
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (416) 233-5670

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.02	Termination of Material Definitive Agreement

As previously disclosed, effective March 5, 2009, we entered into a sublicense agreement with Americas Wind Energy Inc., our Ontario subsidiary company, Emergya Wind Technologies B.V. a Netherlands company and EWT-Americas Inc., a Delaware corporation, wherein we had agreed to grant to EWT-Americas an exclusive sublicense of all of our rights under a master license agreement dated April 23, 2004. The master license agreement garnted Americas Wind Energy Inc. an exclusive license for the North American territory from EWT B.V., of the Netherlands, for the mid-sized direct drive wind turbines manufactured by EWT B.V. We have provided a sub-license of these rights to EWT-Americas Inc. a wholly owned subsidiary of Emergya Wind Technologies Holdings N.V. and an affiliate of EWT B.V.

The major terms of the transaction which closed effective March 5, 2009 were that we sub-licensed to EWT-Americas our existing rights to market in North America; and EWT- Americas will be the exclusive manufacturer and supplier of EWT wind turbines in North America.

We have recently received a letter from EWT B.V. claiming as follows:

  They are terminating the sub license agreement citing alleged violations of representations and warranties in the agreement.
  Alleging that large orders and opportunities were cancelled due to AWE failures.
  Alleging amounts owing to EWT of US$2.519 million, are due and payable within 30 days.

Our responses to the allegations are as follows:

  There is no breach of warranty or untrue representation in the sub license agreement on our part or on the part of Americas Wind Energy Inc.
  The money allegedly owed to EWT is to be paid from future payments and is not due.

Management is of the firm view that that the statements and allegations made by EWT are without merit, have been made for improper and ulterior purposes and will not be supportable when challenged. We intend to defend our position vigorously by to enforce the terms of the sub license agreement.

Subsequent to receipt of the termination letter, EWT representatives have contacted the company and further discussions are ongoing at the present time to resolve these issues.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAS WIND ENERGY CORPORATION

/s/ Harold C.F. Dickout
Harold C.F. Dickout
President, Chief Executive Officer, Chairman and
Director

Date: February 10, 2010